Exhibit 10.09

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between NPC International, Inc. (the “Company”), NPC Acquisition Holdings, LLC (“Holdings”), NPC International Holdings, Inc. (“Parent”) and Troy D. Cook (“Employee”), and is dated as of November 4, 2011 and shall become effective as set forth in Section 1 hereof.

W I T N E S S E T H:

WHEREAS, Company recognizes Employee’s substantial contribution to its growth and success and desires to assure the continued employment of Employee, and Employee desires to continue such employment, upon the terms set forth in this Agreement; and

WHEREAS, Company, Holdings and Employee are parties to the Amended and Restated Employment Agreement, dated February 16, 2011 (the “Old Employment Agreement”), which superseded and replaced the original Employment Agreement, dated May 3, 2006, the Amended and Restated Employment Agreement, dated December 29, 2008, and the letter agreement dated March 10, 2009; and

WHEREAS, the parties now wish to amend and restate the Old Employment Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1 Effective Date. Effective as of the Closing, the Company hereby continues the employment of Employee and Employee hereby continues employment with Company for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated. The term “Effective Date” shall be the Closing Date (as defined below). This Agreement shall become effective upon and as of the Closing (as defined below). Notwithstanding any implication herein to the contrary, this Agreement shall be null and void and shall be of no force and effect, and no party hereto shall have any liability hereunder to any other party hereto, upon the termination of the Purchase Agreement (as defined below) in accordance with the terms thereof; provided, however, if this Agreement does become null and void pursuant thereto, the Old Employment Agreement shall survive and thereby remain in effect and continue thereto for the benefit of Employee. For purposes of this Agreement, (i) the term “Purchase Agreement” means the Purchase and Sale Agreement, dated November 4, 2011, by and among, Parent, Holdings and each of the Sellers listed on Annex I attached thereto, (ii) the term “Closing” has the meaning given to such term in the Purchase Agreement and (iii) the term “Closing Date” has the meaning given to such term in the Purchase Agreement.

2 Term. The initial term of this Agreement shall commence as of the Closing and shall continue until the earlier of (a) December 31, 2014, or (b) the earlier termination of Employee’s employment pursuant to Section 7 of this Agreement (the “Initial Term”). Subject to the earlier termination of Employee’s employment pursuant to Section 7, this Agreement shall automatically be renewed for successive two (2) year periods commencing on the expiration of the Initial Term and each second anniversary thereof thereafter (the “Renewal Term”), unless either party provides the other with at least ninety (90) days’ prior written notice of its intent not to so renew; provided, however, that the party receiving such notice may waive the 90-day notice requirement. The term “Term” shall mean the Initial Term together with any Renewal Term(s). The term “Renewal Deadline” shall mean the last day on which notice of non-renewal is permitted to be given under this Agreement but in no event later than September 30 of the applicable year.

3 Position, Duties, Responsibilities and Services.

3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as Executive Vice President-Finance and Chief Financial Officer of Company, in which capacities Employee shall perform the usual and customary duties, and have the usual and customary authority and status, of those offices, which shall be those normally inherent in such capacities in U.S. publicly-reporting corporations of similar size and character. Employee shall also have such other managerial duties and responsibilities with Company, its subsidiaries or divisions as may be assigned by the Board of Directors of Company (the “Board”) to the extent consistent with the immediately preceding sentence. Employee shall be subject to the supervision and control of the Board.

3.2 Services to be Provided. During the Term, Employee shall (i) devote substantially all his full working time, attention and energies to the affairs of Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by Company’s operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require substantially all his full-time business efforts and agrees during his employment by Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by Employee, do not conflict with the business of Company and its subsidiaries or interfere with the performance by Employee of his duties hereunder; provided, however, that the Excepted Investments and Activities (as defined in Section 9) and the expenditure by Employee of a reasonable amount of time to monitor such investments and participate in such Activities shall be deemed not to conflict with the business of Company and its subsidiaries or to interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, subject to the restrictions contained in Section 9 below; provided, however, that the Excepted Investments and Activities (as defined in Section 9) and the expenditure of a reasonable amount of time by Employee to monitor such investment and participate in such Activities shall be deemed not to be prohibited by this sentence. Notwithstanding anything to the contrary herein, with respect to Wasatch Valley Pizza, LLC (“WVP”), Executive (i) shall not permit WVP, and shall cause WVP not to, acquire any Pizza Hut franchise outside of WVP’s existing territory without the prior written consent of the Company and (ii) shall ensure he does not spend a material amount of time monitoring the WVP investment and participating in WVP operations.

3.3 Location of Services to be Provided. Employee’s principal place of business during the Term shall be within thirty-five (35) miles of Overland Park, Kansas (the “Principal Place of Employment”), with it being agreed that Employee shall travel to other locations as reasonably necessary for the performance of his duties and responsibilities hereunder.

4 Compensation.

4.1 Base Salary. Commencing on the Effective Date, Employee shall be paid a base salary (“Base Salary”) at an annual rate of Four Hundred Seventy Thousand Dollars ($470,000) per year, payable consistently with Company’s current payroll practices. The Base Salary shall be reviewed at least annually by the Board (with the first such increase/evaluation occurring in the first calendar quarter of 2012) during the Term for an increase based on merit and other relevant factors, and may be increased but not decreased during the Term, other than pursuant to a systematic reduction that is applicable to the entire executive management team. Employee shall receive annual written notice of the Base Salary that will be applicable for the immediately succeeding fiscal year at least thirty (30) days in advance of the end of such prior fiscal year. Except where expressly provided otherwise, each year referenced under Sections 4.1 and 4.2 hereof shall be interpreted to be an annual fiscal year of Company. For purposes of this Agreement, “systematic reduction” shall mean a reduction in salary for all employees within the “management team,” as defined hereafter, that is the same reduction of salary on a proportional basis for the members of the management team. In addition, for purposes of this Agreement, “management team” shall be defined as those members of management whose compensation is reviewed annually, following historical practices, by the Compensation Committee of the Board of Directors.

4.2 Bonus Compensation.

(a) Calculation of Bonus Compensation. Employee’s annual bonus compensation (“Bonus Compensation”) for each year during the Term shall be calculated as provided in Exhibit C, until changed by written agreement of Company and Employee, which for the avoidance of doubt may be effected in a separate agreement between Company and Employee. Employee and Company may agree from time to time by amendment to this Agreement or in such separate agreement to revise the bonus arrangement in Exhibit C or substitute a new Exhibit C for the form then attached to this Agreement.

(b) Board Discretion. In addition to the Bonus Compensation determined pursuant to Section 4.2(a), the Board, in its sole and exclusive discretion, may award Employee additional bonus compensation in recognition of outstanding performance.

(c) Timing of Payment. Company shall pay the Bonus Compensation and any payment to be made pursuant to Section 4.2(b) to Employee within thirty (30) days of the completion by Company’s certified public accountants of their audit of Company’s financial statements for the applicable fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below; but in no event later than March 15 of the calendar year following the completion of the fiscal year in which the services in respect of such Bonus Compensation were rendered.

4.3 Options. Simultaneous with the Closing, Employee will be granted, subject to the terms and conditions of a stock option plan adopted by the Board of Directors of Parent (the “Parent Board”) and a stock option agreement (in form and substance satisfactory to the Parent Board and Employee) to be entered into between Parent and Employee (it being understood that such grant shall be conditioned upon the execution of such option agreement by Employee), options to purchase a number of shares of Parent’s common stock equal to 2.375% of the shares of Parent’s common stock outstanding as of the Closing (determined on a fully diluted basis).

5 Employee Benefits.

5.1 Benefit Plans. During the Term, Employee shall, subject to applicable eligibility requirements, be entitled to participate in and receive benefits generally made available from time to time to senior executive officers of Company under all benefit programs, arrangements or perquisites of Company; provided, however, that it is agreed that Employee shall not participate in the NPC International, Inc. 401(k) Plan. Notwithstanding the immediately preceding sentence, (a) Employee shall continue to receive, throughout the Term, short- and long-term disability insurance as in effect for Employee immediately prior to the Effective Date, and (b) Employee shall be entitled to receive perquisites that are no less favorable to Employee than those described in Exhibit A attached hereto throughout the Term. In addition, Company shall pay or reimburse (as the case may be) the premiums for life insurance in the amount of Two Million Dollars ($2,000,000), payable to Employee and Employee’s heirs upon death.

5.2 Vacation. During the Term, Employee shall be entitled to receive vacation, pay for accrued vacation not taken at the end of the Term, and carryover to subsequent years of vacation not taken, in each case, in accordance with Company policy in effect from time to time, but in no event less than four (4) weeks vacation with pay in any one (1) calendar year (pro-rated as necessary for partial calendar years during the Term); provided that in no event shall more than two (2) weeks of vacation not taken (on a cumulative basis from all prior years) be carried forward to any subsequent year. Such vacation may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of Company.

5.3 Car Allowance. Company shall provide a car allowance to Employee in the amount of Four Thousand Six Hundred Two Dollars ($4,602) for each year of the Term.

6 Expenses. During the Term, Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with Company’s expense reimbursement policies for senior executive officers, for all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties under this Agreement.

7 Consequences of Termination of Employment.

7.1 Death. In the event of the death of Employee during the Term, Employee’s employment hereunder shall be terminated as of the date of his death and Employee’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of

Employee (collectively, the “Estate”) shall be paid (a) Employee’s unpaid Base Salary through the date on which the death occurs, payable no later than thirty (30) days following his date of death, (b) any unpaid Bonus Compensation for any fiscal year which has ended as of the date of death, payable at the same time that such Bonus Compensation would have otherwise been payable hereunder, (c) the Pro Rata Bonus Amount for the fiscal year in which the date of death occurs, payable at the same time that such Bonus Compensation would have otherwise been payable hereunder, and (d) any accrued vacation pay for vacation that has not yet been taken as of the date of death, payable no later than thirty (30) days following his date of death. The term “Pro Rata Bonus Amount” means the actual Bonus Compensation for the year in which Employee’s employment terminates based on the actual performance for such year and determined at the time that such bonuses would otherwise be paid, times a fraction, (i) the numerator of which is the number of days in such year through and including the date in which Employee’s employment terminates, and (ii) the denominator of which is 365. The Estate shall be entitled to all other death benefits in accordance with the terms of Company’s benefit plans.

7.2 Permanent Disability. In the event Employee becomes subject to a Permanent Disability, as determined in good faith by the Compensation Committee of the Board, Company shall have the right to terminate his employment by giving Employee thirty (30) days’ prior written notice. If Employee’s employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, (a) Employee’s unpaid Base Salary through the date on which such termination occurs, payable no later than thirty (30) days following such termination date, (b) Bonus Compensation on the same basis as is set forth in Section 7.1 above, and (c) any accrued vacation pay for vacation that has not yet been taken as of the date on which termination of employment becomes effective, payable no later than thirty (30) days following such termination date. The term “Permanent Disability” means the existence of an illness or incapacity (either physical or mental) which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that Employee would be unable to resume devoting substantially his full normal working time as required herein to his employment hereunder for a period of at least six (6) consecutive months; provided, however, in no event shall such determination be based on a standard which is more stringent than any standard otherwise established in the policy secured by the Company for payment of additional long-term disability coverage as provided under Section 5.1. The term “Qualified Physician” means an impartial physician competent to diagnose and treat the illness or condition which Employee is believed to be suffering, selected by Company and reasonably acceptable to Employee (or if Employee is then incapable of acting for himself, Employee’s personal representative), who shall have personally examined Employee and shall have personally reviewed Employee’s relevant medical records; provided that Company shall bear the costs of such Qualified Physician’s services in connection with rendering such opinion and Employee agrees to submit to an examination by such Qualified Physician and to the disclosure of Employee’s relevant medical records to such Qualified Physician.

7.3 Termination of Employment of Employee by Company for Cause. Company may terminate Employee’s employment for Cause (as defined below) upon receipt by Employee of written notice specifying the date on which such termination shall become effective and notifying Employee of the grounds constituting Cause (a “Notice of Termination for Cause”); provided, however, that Cause shall not exist unless and until Company has delivered to Employee a copy of a resolution that the Board adopts at a meeting of the Board (or a written resolution signed by all of the members of the Board other than Employee) finding that in the good faith opinion of the Board, Employee was guilty of the conduct constituting Cause. In the event Employee is terminated for Cause, Employee shall be paid (a) his unpaid Base Salary through the date of termination, payable no later than thirty (30) days following his termination date, (b) any unpaid Bonus Compensation for any fiscal year that has ended prior to the year in which such termination occurs, payable at the same time that such Bonus Compensation would have otherwise been payable hereunder, (c) any accrued vacation pay for vacation that has not yet been taken as of the date on which termination of employment becomes effective, payable no later than thirty (30) days following his termination date, and (d) any other benefits to which he is entitled by any other benefit plan and by applicable law but payable in accordance with the terms of such underlying plan. The term “Cause” as used herein, shall mean (i) Employee’s misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement or of any Company policy regarding acts of moral turpitude, dishonesty, theft or unethical business conduct, or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony.

7.4 Termination of Employment Other than for Cause, Death or Disability.

(a) Termination. Employee’s employment may be terminated (i) by Company (for reasons in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason or (ii) by Employee at any time for Good Reason (as defined in paragraph (b) immediately below) and for any other reason, provided that any termination of Employee’s employment, other than by reason of death, Permanent Disability, Cause or expiration of the Term, must be preceded by a Notice of Termination given at least thirty (30) calendar days in advance of the effective date of termination and which shall specify the effective date of termination, the specific termination provision in this Agreement relied upon as the basis for termination.

(b) Severance Payments.

(1) If this Agreement is terminated by Company, other than as a result of death or Permanent Disability of Employee or for Cause, (“Termination Without Cause”), or Employee terminates this Agreement for Good Reason, Company shall pay to Employee, in accordance with this Section 7.4(b), a severance and non-competition payment in an amount equal to (A) the sum of the Accrued Obligations (as defined below), plus (B) the product of (x) the sum of the lump sum Employee’s Base Salary and the Bonus Compensation earned by Employee in respect of the last year immediately preceding the year of termination, multiplied by (y) one and one-half (1.5). Such severance and non-competition payment (other than with respect to the Accrued Obligations, which shall be paid at such time such Accrued Obligations would otherwise be required to be paid to Employee) shall be payable in eighteen (18) equal monthly installments; provided that any such payments of the Severance Payments shall not commence until the first payroll date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Employee would otherwise have been entitled with respect to such Severance Payments during the period following the date of termination if such deferral had not been required. Notwithstanding anything to the contrary herein, (x) Employee shall not be entitled to receive any payments pursuant to this Section 7.4(b(1) (except for the Accrued Obligations) (the “Severance Payments”), and Employee shall forfeit all rights to such payments, unless Employee has executed and delivered to Company a general release in form attached hereto as Exhibit A (the “General Release”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within 60 days of the date of termination of Employee’s employment and (y) Employee shall be entitled to receive such Severance Payments pursuant to this Section 7.4(b)(1) only so long as Employee has not breached any of the provisions of the General Release or Section 8 or Section 9 hereof. The term “Accrued Obligations” means the sum of (i) Base Salary that is accrued but unpaid as of the date on which the termination of employment becomes effective; (ii) any unpaid Bonus Compensation for any fiscal year which has ended prior to the year in which the date of such termination occurs, (iii) any accrued vacation pay for vacation that has not yet been taken as of the date on which the termination of employment becomes effective, (iv) any other amounts due Employee under any benefit plan or in accordance with applicable law as of the date on which the termination of employment becomes effective, and (v) the Pro Rata Bonus Amount for the fiscal year in which the date of termination occurs.

The term “Good Reason” means the occurrence, without Employee’s prior written consent, of any one or more of the following:

(i) The assignment to Employee of duties inconsistent with those set forth in Section 3.1 (it being acknowledged by Employee, however, that the hiring of a Chief Operating Officer by Company will not give rise to Good Reason hereunder);

(ii) The relocation of the principal place of employment to a location more than 35 miles from the current Principal Place of Employment;

(iii) A reduction of twenty percent (20%) or more in Employee’s annual bonus opportunity, other than pursuant to a systematic reduction that is applicable to the entire executive management team;

(iv) Company’s material breach of any material provision of this Agreement; or

(v) Any reduction whatsoever in Employee’s Base Salary, other than pursuant to a systematic reduction that is applicable to the entire executive management team;

provided, that Company shall have thirty (30) days from the date on which Company receives Employee’s notice of termination for Good Reason to remedy any occurrence constituting Good Reason and Employee immediately after Company’s failure to remedy such occurrence, terminates employment.

(2) If Employee terminates his employment voluntarily prior to the expiration of the Term, Employee shall be paid (a) his unpaid Base Salary, through the end of the month in which the voluntary termination occurs, payable no later than thirty (30) days following such termination date, (b) any unpaid Bonus Compensation for any fiscal year which has ended prior to the year in which the date of such termination occurs payable at the same time that such Bonus Compensation would have otherwise been payable hereunder, and (c) any other benefits to which he is entitled under this Agreement and by applicable law.

8 Confidential Information.

8.1 Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company Group (as defined below) at any time during the Term or thereafter, except (i) while employed by Company, in the business of and for the benefit of the Company Group, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order any of the Company Group to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of any of the Company Group that, in any case, is not (other than as a result of Employee’s breach of this Agreement or any other agreement with any of the Company Group) otherwise generally available to the public and has not been disclosed by any member of the Company Group to others not subject to confidentiality agreements. In the event Employee’s employment is terminated hereunder for any reason, he immediately shall return to Company all Confidential Information in his possession. For purposes of this Agreement, “Company Group” means Parent, Holdings, the Company and each of their respective subsidiaries.

8.2 The parties hereto agree that the covenants contained in this Section 8 are reasonable under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, any such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of such covenants as so amended.

Employee agrees that any breach of any of the covenants contained in this Section 8 would irreparably injure Company. Accordingly, Employee agrees that Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

9 Non-Competition; Non-Solicitation.

9.1 Employee agrees that, during the Term and for the eighteen (18) months following his termination or expiration of his employment for any reason (the “Non-Competition Period”), without the prior written consent of Company: (i) he shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of (or other association with) any business organization, (a) engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by Pizza Hut, Inc or its Affiliates (“PHI”) for use in the Pizza Hut System (as defined in the Purchase Agreement) in the states within the United States in which any of the Company Group has then-existing locations (the “Territory”), or (b) have any employment or own an interest, manage, operate, join, control, lend money to or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person engaged in the production or sale of such products in the Territory, provided, however, that, for the purposes of this Section 9.1, ownership of securities having no more than one percent of the voting power of any competitor which is listed on any national securities exchange shall not be deemed to be in violation of this Section 9.1 as long as the Person owning such securities has no other connection or relationship with such competitor; (ii) he shall not, on behalf of any competing entity, directly or indirectly, interfere with relationships with any suppliers or customers of any of the Company Group; and (iii) he shall not perform services of any kind in any capacity for PHI; provided, however, that notwithstanding anything to the contrary in this Agreement, Employee shall be permitted to make and retain or expand the investments described in Exhibit B attached hereto to the extent provided therein and to engage in the monitoring and other activities described in such Exhibit (collectively, “Excepted Investments and Activities”).

9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of Company (and other than on behalf of the Company Group), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly (a) hire or solicit the employment of any employee who has been employed by any of the Company Group at any time during the six (6) month period immediately preceding the date of such hire or solicitation, or (b) solicit the suppliers or customers of any of the Company Group, or discourage such clients or customers from doing business with any of the Company Group.

9.3 The parties hereto agree that the covenants contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company Group. Accordingly, Employee agrees that Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 9. In addition, in the event of a breach or violation by Employee of this Section 9 as determined by a court of competent jurisdiction, the Non-Competition Period shall be automatically extended by the amount of time between the initial occurrence of such breach or violation and the time when such breach or violation has been duly cured.

10 Indemnification; Legal Fees. Company shall indemnify Employee to the fullest extent permitted by the laws of Company’s state of incorporation in effect at that time. If Employee provides services on behalf of Holdings, Holdings shall indemnify Employee to the fullest extent permitted under Delaware law in effect at the time. Employee shall also be entitled to such limitations on liability as are provided in the certificate of incorporation of Company as in effect on the date of this Agreement. Additionally, Employee will be entitled to any insurance policies Company may elect to maintain generally for the benefit of its officers and directors against all damages, liabilities, costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of Company or providing services on behalf of Holdings (“D&O Policy”); provided, however, that the scope and amount of insurance coverage under the D&O Policy shall be either the same as or no less favorable than the directors and officers liability insurance provided for the directors and officers of Holdings. To the extent permissible without penalty under the Sarbanes-Oxley Act of 2002 and any other applicable law, Company agrees to advance to Employee any expenses (including attorneys’ fees) incurred by Employee in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the extent related to Employee’s position with Company (as described in Section 3) or providing services on behalf of Holdings, prior to the final disposition of such action, suit or proceeding; provided, that Employee must agree in writing to repay such advanced amounts if it is ultimately determined that Employee was found guilty of a criminal act, the defense of which with respect to which the advancement was made, or not entitled to indemnification from Company with respect to such action, suit or proceeding under applicable law. Notwithstanding the foregoing, none of the Company Group shall be required to provide any of the foregoing to Employee with respect to any claim arising from or related to any breach by Holdings or Employee of any representation, warranty, covenant or agreement contained in the Purchase Agreement, the schedules attached thereto or any certificated delivered by or on behalf of any of them thereunder.

11 Withholding: No Mitigation. Company’s obligations to pay Employee the compensation and make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including any set off, counterclaim, recoupment, defense or other right that Company may have against Employee or anyone else, except that Company may cease making any future severance and non-competition payments under Section 7 in the event that Employee violates any of the restrictive covenants of Section 8 or Section 9, and except as provided in Section 12. Company shall have the right to withhold all applicable federal, state or local taxes on any amount paid or payable under this Agreement. Except as provided in Section 12, each and every payment that Company makes under this Agreement shall be final, and Company will not seek to recover all or any part of any payment from Employee or from whosoever may be entitled to the payment, for any reason whatsoever; provided, however, that the foregoing shall not be construed to limit Company’s rights or remedies under law or contract (including pursuant to Section 12 hereof), or in equity. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and except as otherwise provided herein, the obtaining of any such other employment shall in no event affect Company’s obligations to make the payments that this Agreement requires.

12 Clawback. In the event that the Board hereafter adopts a “clawback policy” relating to, among other things, the repayment or disgorgement to Company upon certain triggering events of compensation paid to Employee and/or profits earned by Employee in sales of securities, which policy is separately approved in writing by Company and Employee, such policy shall be deemed incorporated by reference into this Agreement and the terms of this Agreement shall thereafter be subject to the provisions of such policy.

13 Mutual Nondisparagement. Employee agrees to refrain from making any statements about the Company Group or their respective officers or directors that would disparage, or reflect unfavorably upon the image or reputation of any of the Company Group or any such officer or director. Parent, Holdings and Company agree to refrain from making (and to cause the Company Group not to make) any statements about Employee that would disparage, or reflect unfavorably upon the image or reputation of Employee. The foregoing shall not prevent any party hereto from enforcing it’s rights hereunder.

14 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one (1) day after deposit with an overnight courier, as follows:

To Company:

NPC International, Inc.

7300 West 129th Street

Overland Park, Kansas 66213

With a copy to:

Olympus Growth Fund V, L.P.

One Station Place, 4th Floor

Stamford, Connecticut 06902

Facsimile: (203) 353-5910

Attention: Paul Rubin and Evan Eason

and to

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: John Schoenfeld, P.C

To Employee:

At the last address on file with Company counsel

15 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters (including the Old Employment Agreement but subject to Section 1 above).

16 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Holdings, Company and their respective successors and assigns and upon Employee. “Successors and assigns” shall mean, in the case of Holdings and Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or interests of Holdings or Company, as applicable.

17 No Assignment. Except as contemplated by Section 16 above, this Agreement shall not be assignable or otherwise transferable by either party.

18 Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Compensation Committee of the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of Company, and shall not be binding upon Holdings without its written consent. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

19 Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, Employee’s employment or termination of employment by Company or Employee’s rights, compensation or benefits under this Agreement or any benefit plan (a “Dispute”) shall be settled in accordance with the procedures described in this Section 19.

19.1 First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between Employee and executives or directors of Company or Holdings, as the case may be, who have authority to settle the Dispute (the “Company Representatives”). Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five (5) days after the effective date of that notice, Employee and Company Representative shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within sixty (60) days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 19 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

19.2 Second, if the Dispute is not resolved through negotiation as provided in Section 19.1, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral, they shall seek the assistance of JAMS in the selection process.

19.3 Any Dispute that has not been resolved by the non-binding procedures provided in Sections 19.1 and 19.2 within ninety (90) days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of JAMS or of such similar organization as the parties may mutually agree; provided, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within thirty (30) days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. Employee shall appoint one arbitrator, Company shall appoint a second arbitrator, and the first two arbitrators selected shall appoint a third arbitrator. The arbitration shall be held in Overland Park, Kansas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney’s fees, incurred in connection with the Dispute.

19.4 Notwithstanding the dispute resolution provisions of this Section 19, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 19.

19.5 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

20 Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees and disbursements.

21 Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Kansas.

22 Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

23 Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

24 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

25 Section 409A.

25.1 It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code and the treasury regulations and guidance issued thereunder (“Section 409A”) and that this Agreement be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A (“409A Penalties”). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as Employee and Company otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

25.2 Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

25.3 To the extent that (a) Company’s common stock is publicly traded on an “established securities market” as defined in Treasury Regulations § 1.897-1(m), and (b) Employee would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of Employee’s termination of employment would be subject the 409A Penalties because Employee is a “specified employee” (within the meaning of Section 409A and as determined from time to time by Company), the payment will be paid to Employee on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of Company (within the meaning of Section 409A) or Employee’s death.

25.4 Notwithstanding any provision of this Agreement, (a) this Agreement shall not be amended in any manner that would cause (i) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (b) if any provision of this Agreement would, in the reasonable, good faith judgment of Company, result or likely result in the imposition on Employee or any other person of any adverse consequences under Section 409A, Company may reform this Agreement, or any provision thereof, without Employee’s consent, in the manner that Company reasonably and in good faith determines to be necessary or advisable to avoid the imposition of such penalty tax; provided, however, that any such reformation shall, to the maximum extent Company reasonably and in good faith determines to be possible, retain the economic and tax benefits to Employee hereunder, while not materially increasing the cost to Company of providing such benefits to Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first set forth above.

NPC INTERNATIONAL, INC.

By:	/s/ James K. Schwartz

Name:	James K. Schwartz
Title:	President, Chief Executive Officer and Chief Operating Officer

NPC ACQUISITION HOLDINGS, LLC

By:	/s/ Evan Eason

Name:	Evan Eason
Title:	Vice President and Assistant Secretary

NPC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Evan Eason

Name:	Evan Eason
Title:	Vice President and Assistant Secretary

/s/ Troy D. Cook
Troy D. Cook

EXHIBIT A

Description of Perquisites for Term

1.	Use of Company airplane for up to fifty (50) hours per year for personal use, which is acknowledged to constitute compensation reportable in Form W-2.

2.	A matching gift on a dollar-for-dollar basis of up to $10,000 annually made to organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

3.	A complete bi-annual medical examination at the Cooper Clinic in Dallas, Texas and associated travel expenses.

4.	Tax, financial planning and legal services in an aggregate amount not to exceed $10,000 for each year during the Term.

A-1

EXHIBIT B

Excepted Investments and Activities

A.	Investments, Monitoring and Operation Thereof, and Related Activities:

1.	Oread Holdings, LLC (manager of NPC Capital Partners)

(a) NPC Capital Partners, LLC and NPC Capital Partners II, LLC, provided further that in no event shall NPC Capital Partners LLC or NPC Capital Partners II, LLC invest in any business or entity that is engaged in any activity prohibited in Section 9.1 of the Employment Agreement to which this Exhibit C forms a part, with the following exceptions:

(i) Tuck away Shawnee (a multi-family housing complex in Shawnee, Kansas)

(ii) Hutton Farms (a multi-family housing complex in Lawrence, Kansas)

(iii) Hutton Farms West (a new housing development in Lawrence, Kansas)

(iv) Wasatch Valley Pizza, LLC (Pizza Hut franchise in Salt Lake City)

(v) Nexus Medical (a medical device company in Lenexa, Kansas),

a. Nexus Medical Contract Manufacturing, LLC, and

b. Site Securement, LLC

(b) Oread Capital Partners LLC

B.	Board Memberships:

Southern California Pizza Company

Various Boards of organizations associated with the University of Kansas

Future memberships on Boards, or committee of Boards, of for-profit and not-for-profit entities that are not competitors of Company and do not require a material amount of Employee’s working time, in each case after consulting with Company and seeking its consent to serve in that capacity, which consent shall not be unreasonably withheld.

B-1

EXHIBIT C

Calculation of Bonus Compensation

1. Certain Definitions.

(a) “Adjusted EBITDA” of the Company and its Subsidiaries for an applicable period shall mean (A) their consolidated net income or loss for such period, plus (B) to the extent (but only to the extent) deducted in such period in determining such net income or loss, (i) interest, (ii) income taxes, (iii) depreciation and amortization (including amortization of debt issue expenses, small wares amortization and deferred rent amortization), (iv) facility impairment charges, (v) pre-opening expenses, (vi) transaction costs incurred for acquisitions (expensed in accordance with ACS 805), (vii) non-cash equity-based compensation expense (expensed in accordance with ASC 718) and (viii) the annual advisory fee paid by the Company and/or its Subsidiaries to Olympus Advisors V, LLC, in each case on a consolidated basis for that fiscal year determined in accordance with GAAP (it being acknowledged and agreed that rent shall be determined on a cash basis). Notwithstanding anything to the contrary herein, Adjusted EBITDA shall be adjusted as determined in good faith by the Board in consultation with the Chief Executive Officer and Chief Financial Officer of the Company, for the proforma effect of acquisitions, divestitures, sale leaseback transactions and the annualization of new store development.

(b) “Adjusted EBITDA Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Adjusted EBITDA performance relative to the Adjusted EBITDA Performance Target for that fiscal year.

(c) “Adjusted EBITDA Performance Target” for an applicable fiscal year shall mean the Adjusted EBITDA performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(d) “Departmental Performance Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon the performance of the following departments supervised by Employee: (i) IT (Information Technology) group; (ii) CMC (call centers); and (iii) RSC (Restaurant Service Center).

(e) “EBITDA” for an applicable fiscal year shall mean the consolidated net income plus interest, income taxes, depreciation and amortization of the Company and its subsidiaries on a consolidated basis for that fiscal year.

(f) “FCF Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Free Cash Flow performance relative to the FCF Performance Target for that fiscal year.

(g) “FCF Performance Target” for an applicable fiscal year shall mean the Free Cash Flow performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(h) “Free Cash Flow” of the Company and its subsidiaries for an applicable fiscal year shall mean EBITDA less (i) cash taxes (i.e. actual federal and state tax generated on income less deductions earned for that fiscal year, excluding the effect of refunds from prior years received in that fiscal year), (ii) cash interest (i.e. interest expense less non-cash debt issue amortization expense) and (iii) capital expenditures, in each case on a consolidated basis for that fiscal year.

(i) “Revenue Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Revenue performance relative to the Revenue Performance Target.

(j) “Revenue Performance Target” for an applicable fiscal year shall mean the Revenue performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(k) “Revenues” for an applicable fiscal year shall mean the sum of the product net sales, miscellaneous fee income and customer delivery charges of Company and its subsidiaries on a consolidated basis for that fiscal year.

2. Bonus Compensation. Employee’s Bonus Compensation for a fiscal year shall equal Employee’s Adjusted EBITDA Bonus Compensation (if any), plus Employee’s FCF Bonus Compensation (if any), plus Employee’s Revenue Bonus Compensation (if any), plus Employee’s Departmental Performance Bonus Compensation (if any), for that fiscal year.

3. Aggregate Bonus Target Payout. Until changed by written agreement of Company and Employee, Employee’s Bonus Compensation target payout for each fiscal year shall be 60% of Base Salary, and shall be comprised of the following bonus objectives and target payouts of the Bonus Compensation:

Bonus Objective	Target Bonus Payout
Adjusted EBITDA	30% of Base Salary (“Adjusted EBITDA Target Bonus Payout”)

Revenues	12% of Base Salary (“Revenue Target Bonus Payout”)

Free Cash Flow	12% of Base Salary (“FCF Target Bonus Payout”)

Departmental Performance	6% of Base Salary (“Departmental Bonus Payout”)

4. Bonus for Adjusted EBITDA Performance. Until changed by written agreement of Company and Employee, Employee’s Adjusted EBITDA Bonus Compensation for achievement of Adjusted EBITDA performance objectives shall be earned based upon the amount of Adjusted EBITDA for such fiscal year, as follows:

Amount of Adjusted EBITDA for Fiscal Year	Percentage of Adjusted EBITDA Target Bonus Payout Earned
Less than 90% of Adjusted EBITDA Performance Target	0% of Adjusted EBITDA Target Bonus Payout

90.0% to 94.99% of Adjusted EBITDA Performance Target	50% to 74.99% of Adjusted EBITDA Target Bonus Payout

95.0% to 99.99% of Adjusted EBITDA Performance Target	75% to 99.99% of Adjusted EBITDA Target Bonus Payout

100.0% to 104.99% of Adjusted EBITDA Performance Target	100% to 124.99% of Adjusted EBITDA Target Bonus Payout

105.0% to 109.99% of Adjusted EBITDA Performance Target	125% to 149.99% of Adjusted EBITDA Target Bonus Payout

110% and greater of Adjusted EBITDA Performance Target	150% of Adjusted EBITDA Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Adjusted EBITDA within a specific range, and the amount of such bonus shall be determined by interpolation on a straight- line basis within the applicable range. For purposes of illustration only, the following are examples of computation of Adjusted EBITDA Bonus Compensation earned based upon Adjusted EBITDA performance: (i) if Adjusted EBITDA for a fiscal year is 86% of the Adjusted EBITDA Performance Target, no bonus will be earned for Adjusted EBITDA performance, (ii) if Adjusted EBITDA for a fiscal year is 97% of the Adjusted EBITDA Performance Target, the bonus earned for Adjusted EBITDA performance will be 85% of the Adjusted EBITDA Target Bonus Payout (or .85 x 30% of Base Salary, or 25.5% of Base Salary), (iii) if Adjusted EBITDA for a fiscal year is 99% of the Adjusted EBITDA Performance Target, the bonus earned for Adjusted EBITDA performance will be 95.0% of the Adjusted EBITDA Target Bonus Payout (or .95 x 30% of Base Salary, or 28.5% of Base Salary), (iv) if Adjusted EBITDA for a fiscal year is 107% of the Adjusted EBITDA Performance Target, the bonus earned will be 135% of the Adjusted EBITDA Target Bonus Payout (or 1.35 x 30% of Base Salary or 40.5% of Base Salary) and (v) if Adjusted EBITDA for a fiscal year is 109% of the Adjusted EBITDA Performance Target, the bonus earned will be 145% of the Adjusted EBITDA Target Bonus Payout (or 1.45 x 30% of Base Salary or 43.5% of Base Salary).

5. Bonus for Revenue Performance. Until changed by written agreement of Company and Employee, Employee’s bonus compensation for achievement of Revenue performance objectives shall be earned based upon the amount of Revenues for such fiscal year, as follows:

Amount of Revenues for Fiscal Year	Percentage of Revenue Target Bonus Payout Earned
Less than 90% of Revenue Performance Target	0% of Revenue Target Bonus Payout

90.0% to 94.99% of Revenue Performance Target	50% to 74.99% of Revenue Target Bonus Payout

95.0% to 99.99% of Revenue Performance Target	75% to 99.99% of Revenue Target Bonus Payout

100.0% to 104.99% of Revenue Performance Target	100% to 124.99% of Revenue Target Bonus Payout

105.0% and greater of Revenue Performance Target	125% of Revenue Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Revenues within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of Revenue Bonus Compensation earned based upon Revenue performance: (i) if Revenues for a fiscal year are 86% of the Revenue Performance Target, no bonus will be earned for Revenue performance, (ii) if Revenues for a fiscal year are 96% of the Revenue Performance Target, the bonus earned for Revenue performance will be 80% of the Revenue Target Bonus Payout (or .80 x 12% of Base Salary, or 9.6% of Base Salary), (iii) if Revenues for a fiscal year are 98% of the Revenue Performance Target, the bonus earned for Revenue performance will be 90% of the Revenue Target Bonus Payout (or .90 x 12% of Base Salary, or 10.8% of Base Salary), (iv) if Revenues for a fiscal year are 104% of the Revenue Performance Target, the bonus earned will be 120% of the Revenue Target Bonus Payout (or 1.20 x 12% of Base Salary or 14.4% of Base Salary) and (v) if Revenues for a fiscal year are 108% of the Revenue Performance Target, the bonus earned will be 125% of the Revenue Target Bonus Payout (or 1.25 x 12% of Base Salary or 15.0% of Base Salary).

6. Bonus for Free Cash Flow Performance. Until changed by written agreement of Company and Employee, Employee’s FCF Bonus Compensation for achievement of Free Cash Flow performance objectives shall be earned based upon the amount of Free Cash Flow for such fiscal year, as follows:

Amount of Free Cash Flow for Fiscal Year	Percentage of FCF Target Bonus Payout Earned
Less than 90% of FCF Performance Target	0% of FCF Target Bonus Payout

90.0% to 94.99% of FCF Performance Target	50% to 74.99% of FCF Target Bonus Payout

95.0% to 99.99% of FCF Performance Target	75% to 99.99% of FCF Target Bonus Payout

100.0% to 104.99% of FCF Performance Target	100% to 124.99% of FCF Target Bonus Payout

105.0% and greater of FCF Performance Target	125% of FCF Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Free Cash Flow within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of FCF Bonus Compensation earned based upon Free Cash Flow performance: (i) if Free Cash Flow for a fiscal year is 86% of the FCF Performance Target, no bonus will be earned for Free Cash Flow performance, (ii) if Free Cash Flow for a fiscal year is 96% of the FCF Performance Target, the bonus earned for Free Cash Flow performance will be 80% of the FCF Target Bonus Payout (or .80 x 12% of Base Salary, or 9.6% of Base Salary), (iii) if Free Cash Flow for a fiscal year is 98% of the FCF Performance Target, the bonus earned for Free Cash Flow performance will be 90% of the FCF Target Bonus Payout (or .90 x 12% of Base Salary, or 10.8% of Base Salary), (iv) if Free Cash Flow for a fiscal year is 104% of the FCF Performance Target, the bonus earned will be 120% of the FCF Target Bonus Payout (or 1.20 x 12% of Base Salary or 14.4% of Base Salary) and (v) if Free Cash Flow for a fiscal year is 108% of the FCF Performance Target, the bonus earned will be 125% of the FCF Target Bonus Payout (or 1.25 x 12% of Base Salary or 15.0% of Base Salary).

7. Bonus for Departmental Performance. Until changed by written agreement of Company and Employee, Employee’s Departmental Performance Bonus Compensation shall be based upon the performance of the following departments supervised by Employee: (i) IT (Information Technology) group; (ii) CMC (call centers); and (iii) RSC (Restaurant Service Center).

8. Bonus Determination. The Adjusted EBITDA Performance Target, Revenue Performance Target and FCF Performance Target for each fiscal year shall be based on the annual budget of Company for such year which, together with the performance goals and performance levels for Departmental Performance Bonus Compensation, must be approved by the Board (and subject to the review of and consent by Olympus Growth Fund V, L.P.). The Adjusted EBITDA Performance Target, Revenue Performance Target, FCF Performance Target and the performance goals and performance levels for Departmental Performance Bonus Compensation for the relevant fiscal year that have been determined by the Board and consented to by Olympus Growth Fund V, L.P. shall be furnished to Employee by March 15 of such year, which targets, goals and levels shall remain in effect for the remainder of such fiscal year unless otherwise mutually agreed in writing by Employee and Company; provided that such targets shall be adjusted as determined in good faith by the Board in consultation with management to give the full year effect of acquisitions, divestitures, and sale leaseback transactions.

C-5